EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended July 31, 2017, the O'Shaughnessy Funds made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed
Accumulated Net

Net Investment
Realized

Income/(Loss)
Gain/(Loss)
Paid-in Capital
All Cap Core Fund

$(351,223)
$(5,755,224)
$6,106,447
Enhanced Dividend Fund

   910
(93)
(817)
Market Leaders Value Fund

(2)
(81,838)
81,840
Small Cap Value Fund

4,432
(9,549)
5,117
Small/Mid Cap Growth Fund

(5,357)
(28,094)
33,451

The reclassifications have no effect on net assets or net asset value per share.